    Exhibit 99-(8)(x): Amendment, effective July 1, 2002 to Letter Agreement dated August 8, 1997 between Janus Capital
        Corporation (the "Adviser"), and ReliaStar Life Insurance Company


                          AMENDMENT TO LETTER AGREEMENT


         This Amendment to the letter agreement ("Agreement") dated August 8, 1997, between Janus Capital Corporation (the "Adviser"), and ReliaStar Life Insurance Company (the "Company") is effective as of July 1, 2001.

                                    AMENDMENT

         For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend and restate Section 2 of the Agreement as follows:

2. Service Fee. In consideration of the anticipated administrative expense savings resulting to the Trust from the Company's services, the Adviser agrees to pay the Company a fee ("Service Fee"), computed daily and paid monthly in arrears, at an annual rate equal to _______ (XX) basis points (X.XX%) of the average monthly value of the Institutional Shares of the Portfolios held in the Accounts. For purposes of this Paragraph 2, the average monthly value of the Institutional Shares of the Portfolios will be based on the sum of the daily net asset values (as calculated by the Portfolios) for each calendar day in a month divided by the number of calendar days in the month.

         The parties also agree that the Agreement only relates to Institutional Shares of the Portfolios and not to Service Shares or any other class of shares. All other terms of the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.



RELIASTAR LIFE INSURANCE COMPANY       JANUS CAPITAL CORPORATION


By:                                    By:
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Name:  John Johnson                    Name: Bonnie M. Howe
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Title: Vice President                 Title: Vice President
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